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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
SUNDAY, NOVEMBER 22, 1998

                       UNION PACIFIC RESOURCES GROUP INC.
                   ANNOUNCES SALE OF MIDSTREAM GAS BUSINESS TO
                  DUKE ENERGY FIELD SERVICES FOR $1.35 BILLION

FORT WORTH, Texas -- Union Pacific Resources Group Inc. (NYSE - UPR) today announced the execution of a Merger and Purchase Agreement to sell its domestic natural gas gathering, processing, pipeline and marketing (GPM) operations for $1.35 billion to Duke Energy Field Services. The transaction includes five-year contracts under which Duke Energy will market UPR's U.S. natural gas and gas liquids production. The sale is expected to close at the end of the first quarter 1999.

"The sale is the latest and largest step in our deleveraging program, and it will be of great benefit to both UPR and Duke Energy," UPR Chairman and CEO Jack Messman said. "It allows UPR to reduce debt and to concentrate on highly desirable exploration and development opportunities in the U.S., Canada and Latin America, and it brings a fine combination of gathering, processing, pipeline and marketing operations to Duke Energy."

"When we acquired Norcen Energy Resources earlier this year our goal was to increase our upstream opportunities and establish an international upstream presence," Messman added. "The Norcen acquisition was a very important step toward our goal of shifting UPR from its identity as a leading U.S. oil and gas company to a North American mega-independent with an excellent position in Latin America."

UPR first outlined its deleveraging program earlier this year, with an objective of reducing debt by $2 billion within 18 to 24 months. The Company set a target of $600 million from the sale of exploration and producing properties that no longer fit its definition of core business assets.

UPR is well on the way to meeting its deleveraging goal ahead of schedule. The Company expects approximately $700 million of exploration and production asset sales to close before the end of the first quarter 1999, with $368 million of that amount having already closed.

UPR's GPM business unit, known as UPFuels, is the seventh largest processor of natural gas in the United States, with assets located in Texas, Wyoming, Utah, Colorado, New Mexico and Louisiana. UPFuels owns interest in 19 natural gas processing plants and 7,200 miles of pipelines that support the processing plants. Included in the sale are six fractionation plants owned and operated by UPFuels and two others in which the Company holds interests. UPFuels ranks as one of the largest marketers of natural gas and natural gas liquids in the United States. The business unit employs approximately 600 people, two-thirds of whom are based at field facilities.

An agreement to exchange certain natural gas and gas liquids assets in East Texas and South Louisiana that UPR and Koch Industries, Inc. announced in August has been terminated by mutual agreement. The UPR assets included in the Koch deal are now part of the GPM package purchased by Duke Energy.

Union Pacific Resources is one of the nation's largest independent oil and gas exploration and production companies. Based in Fort Worth, Texas, UPR has been the #1 domestic driller for the past six years and the #1 gas producer in the state of Texas.



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This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including planned construction and drilling activity, expected production efforts and volumes and budgeted capital expenditures and other risks and uncertainties detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended September 30, 1998. Actual results may vary materially.

Media Contact:                                     Analyst Contact:
Dan Sullivan                                       David Larson
Director, Public Affairs                           Director, Investor Relations
817-321-6527                                       817-321-7294

                              Internet: www.upr.com